CERTIFICATE OF AMENDMENT

OF

AGREEMENT AND DECLARATION OF TRUST

OF

FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST

(changing name from

“Franklin Templeton Limited Duration Income Trust”  to “Franklin Limited Duration Income Trust”)

The undersigned Trustees of Franklin Templeton Limited Duration Income Trust, a Delaware statutory trust (the “Trust”), constituting a majority of the Board of Trustees of the Trust (the “Trustees”), do hereby certify that:

            FIRST.            The Trustees deem it desirable to change the name of the Trust from FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST to FRANKLIN LIMITED DURATION INCOME TRUST.

            SECOND.       Pursuant to the authority granted to the Board of Trustees in Article IX, Section 1 of the Amended and Restated Agreement and Declaration of Trust of the Trust adopted as of June 19, 2003, as amended to date, such Amended and Restated Agreement and Declaration of Trust is hereby amended by deleting the name FRANKLIN TEMPLETON LIMITED DURATION INCOME TRUST throughout the entire document (including the cover page and pages 1 and 3) and replacing such name with the name FRANKLIN LIMITED DURATION INCOME TRUST, effective as of June 30, 2014.

            THIRD.           This Certificate of Amendment may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the undersigned Trustees have duly executed this Certificate of Amendment this 14th day of May, 2014.

/s/ Harris J. Ashton Harris J. Ashton, Trustee	/s/ Sam Ginn Sam Ginn, Trustee
/s/ Edith E. Holiday Edith E. Holiday, Trustee	/s/ J. Michael Luttig J. Michael Luttig, Trustee
/s/ Frank A. Olson Frank A. Olson, Trustee	/s/ Larry D. Thompson Larry D. Thompson, Trustee
/s/ John B. Wilson John B. Wilson, Trustee	/s/ Rupert H. Johnson, Jr. Rupert H. Johnson, Jr., Trustee
/s/ Gregory E. Johnson Gregory E. Johnson, Trustee